Exhibit 99.1

FOR IMMEDIATE RELEASE
January 18, 2012

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS INCREASED EARNINGS FOR THE YEAR 2011

Earnings Summary
(in thousands except per share data)	4Q 2011	3Q 2011	4Q 2010	Year 2011	Year 2010
Net income	$9,888	$10,665	$9,240	$38,827	$33,034
Earnings per share	$0.64	$0.70	$0.61	$2.54	$2.17
Earnings per share—diluted	$0.64	$0.70	$0.60	$2.53	$2.16

Return on average assets	1.09%	1.20%	1.11%	1.11%	1.03%
Return on average equity	10.71%	11.75%	10.71%	10.91%	9.90%
Efficiency ratio	60.15%	58.10%	58.50%	60.23%	59.45%
Tangible common equity	8.52%	8.44%	8.26%	8.52%	8.26%

Dividends declared per share	$0.31	$0.31	$0.305	$1.23	$1.21
Book value per share	$23.78	$23.44	$22.08	$23.78	$22.08

Weighted average shares	15,332	15,318	15,265	15,313	15,234
Weighted average shares—diluted	15,357	15,339	15,294	15,337	15,259

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings of $9.9 million, or $0.64 per basic share, compared to $9.2 million, or $0.61 per basic share, earned during the fourth quarter of 2010 and $10.7 million, or $0.70 per basic share, earned during the third quarter 2011.  Earnings for the year ended December 31, 2011 increased 17.5% to $38.8 million, or $2.54 per basic share, from the $33.0 million, or $2.17 per basic share, earned during the year ended December 31, 2010.

Fourth Quarter and Year 2011 Highlights

❖
CTBI's basic earnings per share for the quarter increased $0.03 per share from fourth quarter 2010 but were $0.06 per share below third quarter 2011.  Earnings per share for the year 2011 increased $0.37 per share from prior year with increased net interest income and noninterest income and decreased provision for loan loss partially offset by increased noninterest expense.

❖
Noninterest expense was significantly impacted by a $3.2 million decrease in the carrying value of two groups of foreclosed properties that were vandalized.  Claims have been filed with the insurance carriers and discussions are ongoing.  Since no agreement has been reached, the amount of recovery is uncertain.  Accordingly, the entire decrease in the carrying value of the properties has been charged against earnings and no estimate of insurance recovery is reflected at December 31, 2011.

❖
Due to increased liquidity and changes in earning asset mix, CTBI’s quarterly net interest margin of 3.98% was a decrease from 4.15% for the quarter ended December 31, 2010 and 4.11% for prior quarter.  Net interest margin for the year 2011 of 4.13% was a 6 basis point increase from prior year.

❖
Nonperforming loans at $37.3 million decreased from the $62.0 million at December 31, 2010 and the $37.5 million at September 30, 2011.  Nonperforming assets at $93.9 million decreased $11.2 million from prior year and $1.7 million from prior quarter.

❖
Our loan loss provision for the quarter decreased $0.9 million from prior year fourth quarter but increased $0.5 million from prior quarter.  Loan loss provision for the year 2011 was $3.2 million below 2010.

❖
Net loan charge-offs for the quarter ended December 31, 2011 of $4.9 million, or 0.75% of average loans annualized, was an increase from the $3.4 million, or 0.54%, experienced for the fourth quarter 2010 and from prior quarter’s $2.7 million, or 0.41%.

❖
Our loan loss reserve as a percentage of total loans outstanding at December 31, 2011 decreased to 1.30% compared to 1.34% at December 31, 2010 and 1.36% at September 30, 2011.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) of 93.3% at September 30, 2011 began to show improvement from the 59.0% and 56.1% at June 30, 2011 and December 31, 2010, respectively.  Our December 31, 2011 reserve coverage of 89.0% evidenced two consecutive quarters of continued improvement.  Several of the matrices and factors utilized in evaluating the adequacy of our loan loss reserve also show significant improvement, including level of past dues, nonperforming loans, and nonaccrual loans, and after two consecutive quarters of continued improvement, we determined that our loan loss reserve of 1.30% was adequate.  The allowance-to-legacy loan ratio, which excludes acquired loans, was 1.34%, 1.40%, and 1.41%, respectively, at December 31, 2011, December 31, 2010, and September 30, 2011.

❖
Noninterest income increased 4.6% for the quarter ended December 31, 2011 compared to same period 2010 and 5.6% compared to prior quarter.  Noninterest income for the year ended December 31, 2011 increased 7.1% from prior year, primarily due to increased gains on sales of loans, deposit service charges, and trust revenue.

❖	Our loan portfolio decreased $48.6 million from prior year and $17.0 million from prior quarter.

❖	Our investment portfolio increased $188.7 million from prior year and $63.8 million during the quarter.

❖	Deposits, including repurchase agreements, increased $201.1 million from prior year and $57.7 million from prior quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.52%.

Net Interest Income

CTBI experienced a 6 basis point improvement in its net interest margin for the year 2011 compared to prior year.  Net interest income for the year increased 10.2% from prior year.  Our quarterly net interest margin, however, decreased 17 basis points from prior year and 13 basis points from prior quarter.  Net interest income for the fourth quarter 2011 increased 5.3% from prior year fourth quarter but decreased 0.6% from prior quarter with average earning assets increasing 9.8% and 2.7%, respectively, for the same periods.  The yield on average earning assets decreased 47 basis points from prior year fourth quarter and 20 basis points from prior quarter.  The decline in yield on earning assets is the result of a change in our earning asset mix.  Loans represented 77.3% of our average earning assets for the quarter ended December 31, 2011, compared to 83.5% and 79.7% for the quarters ended December 31, 2010 and September 30, 2011, respectively.  As deposits, including repurchase agreements, have increased and loan demand has slowed, management has chosen to invest the excess liquidity in our investment portfolio resulting in increased net interest income while decreasing our net interest margin.  The cost of interest bearing funds decreased 39 basis points and 9 basis points, respectively, for the same periods, primarily the result of the repricing of our CD products.

Noninterest Income

Noninterest income for the quarter ended December 31, 2011 increased 4.6% from prior year fourth quarter and 5.6% from prior quarter.  Noninterest income for the year ended December 31, 2011 increased 7.1% from prior year.  The year over year increase was primarily attributable to increased gains on sales of loans, deposit service charges, and trust revenue partially offset by decreased loan related fees.

Noninterest Expense

Noninterest expense for the quarter increased 7.7% from prior year fourth quarter and 4.0% from prior quarter.  The quarter over quarter increase from December 31, 2010 is primarily a result of increased other real estate owned expense partially offset by declines in personnel expense, due to the reversal of a performance based incentive, and FDIC insurance premiums, due to a change in the assessment base.  Noninterest expense for the year ended December 31, 2011 increased 10.8% from prior year, primarily as a result of increased personnel expense, including health insurance; repossession expense; and other real estate owned expense, including adjustments to reflect declines in the values of foreclosed properties, as well as expected losses in investments in limited partnerships that were offset by tax credits.  Other real estate owned expense during the quarter of $3.6 million was significantly impacted by a $3.2 million decrease in the carrying value of two groups of foreclosed properties that were vandalized.  Claims have been filed with the insurance carriers, and discussions are ongoing.  Since no agreement has been reached, the amount of recovery is uncertain.  Accordingly, the entire decrease in the carrying value of the properties has been charged against earnings and no estimate of insurance recovery is reflected at December 31, 2011.

Balance Sheet Review

CTBI’s total assets at $3.6 billion increased $235.3 million, or 7.0%, from December 31, 2010 and $34.5 million, or an annualized 3.9%, during the quarter.  Loans outstanding at December 31, 2011 were $2.6 billion, decreasing $48.6 million, or 1.9%, year over year, and $17.0 million, or an annualized 2.6%, during the quarter.  Loan growth during the quarter of $9.0 million in the residential loan portfolio was offset by declines of $11.2 million in the commercial loan portfolio and $14.8 million in the consumer loan portfolio.  CTBI's investment portfolio increased $188.7 million, or 55.5%, from December 31, 2010 and $63.8 million, or an annualized 54.4%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion increased $201.1 million, or 6.9%, from December 31, 2010 and $57.7 million, or an annualized 7.5%, from prior quarter.

Shareholders’ equity at December 31, 2011 was $366.9 million compared to $338.6 million at December 31, 2010 and $361.3 million at September 30, 2011.  CTBI's annualized dividend yield to shareholders as of December 31, 2011 was 4.21%.

Asset Quality

CTBI's total nonperforming loans were $37.3 million at December 31, 2011, a 39.9% decrease from the $62.0 million at December 31, 2010 and a 0.7% decrease from the $37.5 million at September 30, 2011.  The decrease for the quarter included a $2.2 million decrease in nonaccrual loans offset by a $2.0 million increase in the 90+ days past due category.  Loans 30-89 days past due at $21.7 million is a decline of $6.7 million from December 31, 2010 and a $4.5 million decline from prior quarter.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Impaired loans, loans not expected to meet contractual principal and interest payments, at December 31, 2011 totaled $47.4 million, compared to $56.0 million at September 30, 2011.  Included in certain loan categories of impaired loans are troubled debt restructurings that were classified as impaired.  At December 31, 2011, CTBI had $18.9 million in commercial loans secured by real estate, $5.5 million in commercial real estate construction loans, $2.4 million in commercial other loans, and $0.3 million in consumer loans that were modified in troubled debt restructurings and impaired.  Included in these amounts are troubled debt restructurings that were performing in accordance with their modified terms of $16.1 million in commercial loans secured by real estate, $1.3 million in commercial real estate construction loans, $0.4 million in commercial other loans, and $0.2 million in consumer loans.  Management evaluates all impaired loans for impairment and provides specific reserves when necessary.

Our level of foreclosed properties at $56.5 million at December 31, 2011 was an increase from the $42.9 million at December 31, 2010 but a decrease from the $58.0 million at prior quarter-end.  Sales of foreclosed properties for the year ended December 31, 2011 totaled $11.8 million while new foreclosed properties totaled $31.5 million.  At December 31, 2011, eleven properties with a book value of $2.2 million were under contracts to sell; however, the closings had not occurred at quarter-end.  The proceeds of these sales per the contracts is $2.3 million, representing 106% of the book value of those properties.

When foreclosed properties are acquired, appraisals are obtained and the properties are booked at the current market value less expected sales expense.  Additionally, periodic updated appraisals are obtained on unsold foreclosed properties.  When an updated appraisal reflects a market value below the current book value, a charge is booked to current earnings to reduce the property to its new market value less expected sales expense.  Charges to earnings to reflect the decrease in current market values of foreclosed properties totaled $3.6 million, including a $3.2 million charge due to the decrease in the carrying value of two groups of foreclosed properties that were vandalized.  There were 28 properties reappraised during the fourth quarter of 2011, excluding those vandalized, totaling $6.7 million.  Of these, fourteen were written down by a total of $0.4 million or 7.0%.  Charges during the quarters ended December 31, 2010 and September 30, 2011 were $0.2 million and $0.7 million, respectively.  The charges for the years ended December 31, 2011 and 2010 were $6.4 million and $0.7 million, respectively.  Our policy for determining the frequency of periodic reviews is based upon consideration of the specific properties and the known or perceived market fluctuations in a particular market and is typically between 12 and 18 months.  Ninety percent of our OREO properties have been reappraised within the past 12 months.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.  Management anticipates that our foreclosed properties will remain elevated as we work through current market conditions.

Net loan charge-offs for the quarter were $4.9 million, or 0.75% of average loans annualized, an increase from prior year fourth quarter's $3.4 million, or 0.54%, and prior quarter’s $2.7 million, or 0.41%.  Of the total net charge-offs for the quarter, $3.2 million were in commercial loans, $0.8 million were in indirect auto loans, and $0.4 million were in residential real estate mortgage loans.  Specific reserves covered 90.3% of the commercial loan charge-offs.  Allocations to loan loss reserves were $3.0 million for the quarter ended December 31, 2011 compared to $4.0 million for the quarter ended December 31, 2010 and $2.5 million for the quarter ended September 30, 2011.  Our loan loss reserve as a percentage of total loans outstanding at December 31, 2011 was 1.30% compared to 1.34% at December 31, 2010 and 1.36% at September 30, 2011.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) of 93.3% at September 30, 2011 began to show improvement from the 59.0% and 56.1% at June 30, 2011 and December 31, 2010, respectively.  Our December 31, 2011 reserve coverage of 89.0% evidenced two consecutive quarters of continued improvement.  Several of the matrices and factors utilized in evaluating the adequacy of our loan loss reserve also show significant improvement, including level of past dues, nonperforming loans, and nonaccrual loans, and after two consecutive quarters of continued improvement, we determined that our loan loss reserve of 1.30% was adequate.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.34%, 1.40%, and 1.41%, respectively, at December 31, 2011, December 31, 2010, and September 30, 2011.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, and four trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2011
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income	$39,051	$39,708	$39,255	$158,460	$154,511
Interest expense	6,143	6,613	8,001	27,005	35,257
Net interest income	32,908	33,095	31,254	131,455	119,254
Loan loss provision	3,040	2,515	3,980	13,262	16,484

Gains on sales of loans	583	438	288	1,749	1,642
Deposit service charges	6,577	6,681	6,089	25,576	23,255
Trust revenue	1,564	1,597	1,472	6,354	5,846
Loan related fees	763	250	1,499	2,372	3,247
Securities gains	218	-	-	218	-
Other noninterest income	1,854	1,976	1,698	7,563	6,936
Total noninterest income	11,559	10,942	11,046	43,832	40,926

Personnel expense	11,754	12,240	12,627	48,795	47,264
Occupancy and equipment	2,855	3,021	2,823	11,679	10,923
FDIC insurance premiums	638	591	1,153	3,192	4,410
Amortization of core deposit intangible	53	53	40	213	430
Other noninterest expense	11,567	9,922	8,313	42,508	33,023
Total noninterest expense	26,867	25,827	24,956	106,387	96,050

Net income before taxes	14,560	15,695	13,364	55,638	47,646
Income taxes	4,672	5,030	4,124	16,811	14,612
Net income	$9,888	$10,665	$9,240	$38,827	$33,034

Memo: TEQ interest income	$39,468	$40,122	$39,610	$160,037	$155,887

Average shares outstanding	15,332	15,318	15,265	15,313	15,234
Diluted average shares outstanding	15,357	15,339	15,294	15,337	15,259
Basic earnings per share	$0.64	$0.70	$0.61	$2.54	$2.17
Diluted earnings per share	$0.64	$0.70	$0.60	$2.53	$2.16
Dividends per share	$0.31	$0.31	$0.305	$1.23	$1.21

Average balances:
Loans	$2,566,047	$2,577,585	$2,525,256	$2,580,351	$2,461,225
Earning assets	3,320,294	3,232,322	3,025,155	3,221,648	2,961,971
Total assets	3,611,517	3,516,394	3,295,719	3,505,903	3,220,087
Deposits	2,868,998	2,819,166	2,634,055	2,811,333	2,574,961
Interest bearing liabilities	2,593,362	2,542,397	2,392,413	2,540,317	2,341,272
Shareholders' equity	366,352	360,273	342,380	355,773	333,645

Performance ratios:
Return on average assets	1.09%	1.20%	1.11%	1.11%	1.03%
Return on average equity	10.71%	11.75%	10.71%	10.91%	9.90%
Yield on average earning assets (tax equivalent)	4.72%	4.92%	5.19%	4.97%	5.26%
Cost of interest bearing funds (tax equivalent)	0.94%	1.03%	1.33%	1.06%	1.51%
Net interest margin (tax equivalent)	3.98%	4.11%	4.15%	4.13%	4.07%
Efficiency ratio (tax equivalent)	60.15%	58.10%	58.50%	60.23%	59.45%

Loan charge-offs	$5,446	$3,360	$4,254	$17,534	$17,636
Recoveries	(578)	(692)	(841)	(2,638)	(3,314)
Net charge-offs	$4,868	$2,668	$3,413	$14,896	$14,322

Market Price:
High	$29.99	$28.82	$29.91	$30.35	$31.56
Low	22.28	22.64	26.52	22.28	22.15
Close	29.42	23.29	28.96	29.42	28.96

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2011
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2011	September 30, 2011	December 31, 2010
Assets:
Loans	$2,556,548	$2,573,557	$2,605,180
Loan loss reserve	(33,171)	(34,999)	(34,805)
Net loans	2,523,377	2,538,558	2,570,375
Loans held for sale	536	826	455
Securities AFS	527,398	463,610	338,675
Securities HTM	1,662	1,662	1,662
Other equity investments	30,556	30,556	30,107
Other earning assets	182,484	192,300	113,037
Cash and due from banks	69,723	73,236	62,559
Premises and equipment	54,297	55,168	55,343
Goodwill and core deposit intangible	66,607	66,660	66,841
Other assets	134,539	134,085	116,818
Total Assets	$3,591,179	$3,556,661	$3,355,872

Liabilities and Equity:
NOW accounts	$19,113	$19,701	$33,641
Savings deposits	821,036	734,660	679,755
CD's >=$100,000	647,557	631,991	609,930
Other time deposits	805,918	820,409	857,313
Total interest bearing deposits	2,293,624	2,206,761	2,180,639
Noninterest bearing deposits	584,735	602,061	525,478
Total deposits	2,878,359	2,808,822	2,706,117
Repurchase agreements	217,177	229,000	188,275
Other interest bearing liabilities	96,054	99,344	92,259
Noninterest bearing liabilities	32,723	58,217	30,583
Total liabilities	3,224,313	3,195,383	3,017,234
Shareholders' equity	366,866	361,278	338,638
Total Liabilities and Equity	$3,591,179	$3,556,661	$3,355,872

Ending shares outstanding	15,430	15,415	15,334
Memo: Market value of HTM securities	$1,661	$1,663	$1,662

30 - 89 days past due loans	$21,721	$26,177	$28,425
90 days past due loans	11,515	9,543	17,014
Nonaccrual loans	25,753	27,986	45,021
Restructured loans (excluding 90 days past due and nonaccrual)	19,305	21,347	5,690
Foreclosed properties	56,545	58,004	42,935
Other repossessed assets	58	58	129

Tier 1 leverage ratio	9.89%	10.00%	10.16%
Tier 1 risk based ratio	13.88%	13.65%	12.90%
Total risk based ratio	15.14%	14.92%	14.10%
Tangible equity to tangible assets ratio	8.52%	8.44%	8.26%
FTE employees	1,015	1,019	1,041

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2011
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2011 and 2010 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Net income	$9,888	$9,240	$38,827	$33,034

Basic earnings per share	$0.64	$0.61	$2.54	$2.17

Diluted earnings per share	$0.64	$0.60	$2.53	$2.16

Average shares outstanding	15,332	15,265	15,313	15,234

Total assets (end of period)	$3,591,179	$3,355,872

Return on average equity	10.71%	10.71%	10.91%	9.90%

Return on average assets	1.09%	1.11%	1.11%	1.03%

Provision for loan losses	$3,040	$3,980	$13,262	$16,484

Gains on sales of loans	$583	$288	$1,749	$1,642